P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck W. Sulerzyski
March 27, 2015		President and Chief Executive Officer
(740) 374-6163

PEOPLES BANCORP ELECTS TWO NEW BOARD MEMBERS AND ANNOUNCES 1ST QUARTER 2015 EARNINGS AND CONFERENCE CALL ON APRIL 30
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Marietta, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) announced today that on March 26, 2015, Brooke W. James and S. Craig Beam joined its Board of Directors. They also joined the Board of Directors of Peoples’ main subsidiary, Peoples Bank, National Association (“Peoples Bank”). Each served as a member of the Board of Directors of NB&T Financial Group, Inc. (“NBTF”) until NBTF was acquired by Peoples on March 6, 2015.
“We are pleased to welcome these new members to our board,” said Richard Ferguson, Peoples’ Chairman. “We appreciate their willingness to serve, and look forward to benefiting from their insights.”
Chuck Sulerzyski, President and Chief Executive Officer for Peoples, said that he too is pleased with the new members. “Their many years of experience as board members of a publicly traded financial institution and their in-depth knowledge of the southwest Ohio markets served by Peoples will be of tremendous value. I’m delighted to have them join us.”
Ms. James, 42, has been Business Administrator for WMSALL Farms, her family’s farming operations, since 1999. She was a member of the Board of Directors of NBTF since 2005, and served on NBTF’s Audit Committee. Mr. Beam, 63, has been an owner of Thorobeam Farm, LLC, a thoroughbred horse business since 2006, and a private investor since his retirement from the aggregate business in 1999. He was a member of the Board of Directors of NBTF since 1990, and he served on and chaired NBTF’s Compensation, and Nominating and Corporate Governance Committees.
Earlier this month, Peoples announced that it completed its acquisition of NBTF and its wholly owned subsidiary, Wilmington, Ohio-based The National Bank & Trust Company. Peoples and NBTF had first announced that they had entered into an agreement to merge in August of last year. Under the terms of the agreement to merge, following consummation of the acquisition, two NBTF directors selected by Peoples were to join Peoples’ Board of Directors.
Peoples also announced today that it intends to release first quarter 2015 earnings before the market opens on Thursday, April 30, 2015, and conduct a facilitated conference call with analysts, media and individual investors at 11:00 a.m. Eastern Daylight Saving Time on the same date.
The conference call will consist of commentary from Chuck Sulerzyski, President and CEO, and Ed Sloane, Chief Financial Officer and Treasurer, regarding Peoples’ results and strategic outlook, followed by a question and answer period. The dial-in number for this call will be (866) 890-9285. A simultaneous webcast of the conference call audio (listen-only mode) and archived replay will be accessible online via the “Investor Relations” section of Peoples’ website. The audio replay will be available for one year.
Individuals wishing to participate in the live conference call are encouraged to call or sign in at least 15 minutes prior to the scheduled start time.
Peoples is a diversified financial services holding company with $3.2 billion in total assets, 81 sales offices and 80 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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